EXHIBIT 99.1

MOTHERS WORK, INC.
CONTACT:	Edward M. Krell
Executive Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK, INC. REPORTS

FISCAL YEAR 2005 FINANCIAL RESULTS AND

REAFFIRMS FISCAL YEAR 2006 EARNINGS GUIDANCE

REFLECTING IMPROVED EARNINGS OUTLOOK

Philadelphia, PA, November 22, 2005 – Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced operating results for the fourth quarter and fiscal year ended September 30, 2005.

Net loss for the fiscal year ended September 30, 2005 (fiscal 2005) was $(0.2) million, or $(0.03) per common share (diluted), compared to net income for fiscal 2004 of $5.0 million, or $0.92 per common share (diluted).  Net loss for the fourth quarter of fiscal 2005 was $(5.3) million, or $(1.01) per common share (diluted), compared to net loss for the fourth quarter of fiscal 2004 of $(3.9) million, or $(0.76) per common share (diluted).  The Company’s loss per share of $(1.01) per share for the fourth quarter of fiscal 2005 was better than the Company’s most recent guidance range of a loss of $(1.09) to $(1.19) per share provided in its October 6, 2005 press release, with the improvement from the top end of the previous guidance range ($1.09) resulting from the recognition of certain state deferred tax assets in the fourth quarter.

Net sales for fiscal 2005 increased 8.4% to $561.6 million from $518.1 million for fiscal 2004.  Comparable store sales decreased 2.5% during fiscal 2005 (based on 832 locations) versus a comparable store sales decrease of 4.9% during fiscal 2004 (based on 765 locations). The increase in net sales for the fiscal year, as well as the fourth quarter, was driven by sales from the Company’s new Oh Baby! By Motherhood™ licensed arrangement with Kohl’s®, which launched during the second quarter of fiscal 2005, and sales from the expansion of the Company’s proprietary Two Hearts™ Maternity collection to an additional 497 Sears® locations during late March 2005.  For the year ended September 30, 2005, the Company opened 27 stores, including 11 multi-brand stores, and closed 58 stores, with 22 of these store closings related to multi-brand store openings.  In addition, during fiscal 2005, the Company opened 517 leased department locations and closed 10 leased department locations, with the openings predominantly coming from the expansion of the Company’s Two Hearts™ Maternity collection, bringing the total number of our Sears maternity leased departments to 574 locations.  The Company ended fiscal 2005 with 852 stores and 1,591 total retail locations, compared to 883 stores and 1,115 total retail locations at the end of fiscal 2004.  Operating income before certain non-cash charges (Adjusted EBITDA) was $33.9 million for fiscal 2005 compared to $40.6 million of Adjusted EBITDA for fiscal 2004.  Adjusted EBITDA is defined in the financial tables at the end of this press release.

Net sales for the fourth quarter of fiscal 2005 increased 11.8% to $135.2 million from $121.0 million in the same quarter of the preceding year.  Comparable store sales decreased 1.0% during the fourth quarter of fiscal 2005 (based on 997 locations) versus a comparable store sales decrease of 8.3% during the fourth quarter of fiscal 2004 (based on 859 locations).  For the fourth quarter of fiscal 2005, the Company opened 2 stores, including one multi-brand store, and closed 7 stores, with 4 of the store closings representing stores closed during the entire month of September 2005 due to Hurricane Katrina, and 1 of the store closings related to a multi-brand store opening.  In addition, during the fourth quarter of fiscal 2005, the Company opened 9 leased department locations and closed 6 leased department locations, with 5 of the closings representing leased department locations closed during the entire month of September 2005 due to Hurricane Katrina.  Adjusted EBITDA was $0.1 million for the fourth quarter of fiscal 2005 compared to $3.1 million of Adjusted EBITDA for the fourth quarter of fiscal 2004.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, Inc., noted, “After a disappointing year of financial results in fiscal 2005, which were significantly and adversely impacted by continued intense competitive pressures in the maternity apparel business, we are extremely encouraged with the continued improvement in our sales trend and the positive comparable store sales results that we have realized in September, October and thus far in November.  And, as I will discuss later, we are optimistic about delivering significantly improved financial results in fiscal 2006 and beyond.

“We believe the continued strong competitive pressures during fiscal 2005 caused an oversupply of maternity apparel in the market and that the increasingly deep markdowns taken by our competitors to stimulate sales and clear seasonal inventories significantly and adversely affected our fourth quarter and full year fiscal 2005 sales and earnings results.  In particular, as we have discussed in previous press releases, we saw an increasingly severe clearance environment for Spring maternity apparel from the middle of June through the end of September, with this clearance environment being significantly more severe than we had previously anticipated.  We had expected the clearance environment to be less severe at the end of the Spring/Summer 2005 selling season compared to the year before, but it turned out to be even more severe, resulting in us taking more aggressive markdowns than we had planned.  This downward pressure on selling prices and margins led to lower than planned sales and lower than planned gross margin for the full fiscal year, with the gross margin impairment especially severe in the fourth quarter.  Although the primary cause of our disappointing earnings performance in fiscal 2005 was our lower than planned sales and gross margin performance, some of the reduction in earnings resulted from higher than planned fixed asset impairment charges (some of which were related to our comparable store sales decrease and lower than planned gross margin), as well as higher expenses for professional fees related to our Sarbanes-Oxley Section 404 compliance program, higher legal expenses, and certain property losses from Hurricane Katrina and Hurricane Rita.  Our professional fees related to our Sarbanes-Oxley Section 404 compliance program totaled approximately $1.6 million for fiscal 2005.

“Although we are not satisfied with our 2.5% comparable store sales decrease for the full year fiscal 2005, we are pleased with the improvement versus last year’s 4.9% full year comparable store sales decrease and the continued improvement during the year, with progressively smaller comparable store sales decreases of 8.3% for the fourth quarter of fiscal 2004, 4.2% for the first quarter this year, 3.0% for the second quarter this year, 1.9% for the third quarter this year, and 1.0% for the fourth quarter this year.  And we are extremely encouraged with the continued improvement in our sales trend and the positive comparable store sales results that we have realized in September, October and thus far in November.

“As we have previously stated, fiscal 2005 was also an important year of strategic transition as we significantly increased the number of “doors” through which our maternity apparel products are sold to consumers through our new Kohl’s and significantly expanded Sears initiatives, and as we continued to develop and expand our multi-brand store concepts, including our Destination Maternity™ Superstore.  These multi-brand store concepts are larger and have higher average sales volume than our average store, and provide the opportunity to lower our store operating expense percentage and improve store operating profit margins over time.  Opening these multi-brand stores will typically involve closing two or more smaller stores and consolidating their business into one, and frequently will involve one-time store closing costs resulting primarily from early lease terminations.  We are encouraged by the initial results of our multi-brand stores in terms of their ability to capture the sales from our related store closings and their potential to reduce store operating expense percentages.  As of September 30, 2005, we have 37 two-brand combo stores, 2 triplex stores, and 8 Destination Maternity Superstores.

“We are particularly excited by the potential for sales consolidation and increased store profitability from our Destination Maternity Superstores. These Superstores, the first of which opened in March 2004, typically carry all three of our brands plus a greatly expanded line of nursing accessories, fertility-related products and maternity-related exercise gear, books, and body and nutritional products.  These stores also typically have a dedicated “learning center” area for maternity-related classes, as well as a “relax area” for husbands and shoppers alike, and an inside play area for the pregnant mom’s toddlers and young children.  These elements combine to give our Destination Maternity Superstore not only by far the largest assortment of maternity apparel and accessories available, but also a new and engaging atmosphere and experience for the maternity customer.  Our superstore format is highly differentiated from the stores of our maternity competitors, which do not even carry the breadth of selection we carry in one of our three brands presented in the Superstore.  A further example of this differentiation is shown by our Destination Maternity Superstores in White Plains, New York, Natick, Massachusetts, and Charlotte, North Carolina, each of which includes our Edamame™ Maternity Spa. We believe the superstore model will improve store profitability margins by capturing the sales of several of our smaller traditional stores that we close in the area, and by reducing store operating expense percentages.  In addition, the superstore model may increase overall sales in the geographical markets they serve.  We are actively working to continue to refine our maternity superstore concept and to find additional suitable new locations for the concept.  We have opened four Destination Maternity Superstores during fiscal 2005, and we plan to open several additional Superstores in fiscal 2006 as we find and evaluate additional potential locations and obtain additional results and insights from our existing Superstores.  We are the only national retailer that is solely focused on maternity, and we are further differentiating ourselves as the ultimate maternity destination with these large, well-assorted, “must visit” Superstores.  Our grandest Superstore is yet to come, with the grand opening of our Destination Maternity Superstore in New York City, on the corner of 57th Street and Madison Avenue in Manhattan, in early February 2006.

“We are very excited about these new strategic business initiatives, including our Kohl’s and Sears initiatives and our multi-brand store initiatives, to promote our long-term growth in sales and profitability, while addressing the continued strong competitive pressures in the maternity apparel industry.  We also continue to be excited by the potential of our various initiatives to build on our valuable customer relationship by expanding our marketing partnership programs.  Such initiatives include the continued growth of our futuretrust® college savings program, which we launched in our stores in November 2003, the growth of our in-store gift bag program, which we launched in July 2004, the planned commencement of marketing of our store gift cards in third-party retail locations by next Spring, the pursuit of potential licensing opportunities for our brands with retailers and manufacturers of baby products, as well as the increased leveraging of our opt-in customer database.  At the same time that we are expanding our new strategic business initiatives, we are also very proud of our core maternity apparel brands, including Motherhood Maternity®, Mimi Maternity®, and A Pea in the Pod®.  In a recent independent customer survey conducted by the well-known global market information company, The NPD Group, entitled “Maternity Apparel:  Consumers Speak Out,” NPD concluded that “Motherhood Maternity is the clear “winner” among all retailers when it comes to shopping for maternity-wear…”

“For fiscal 2006, we are optimistic about delivering significantly improved financial results and continuing our strategic transition, as we expect to see a continuation of our improved sales trend and realize increased earnings contribution from our new strategic initiatives, including increased contribution from our marketing partnerships, a full year contribution from our Sears and Kohl’s initiatives, and the continued rollout of our multi-brand stores.  We believe the oversupply conditions that have plagued the maternity apparel business over the past two years are starting to ease somewhat, and we believe that our sales and gross margin performance for the year will reflect this.  We are extremely encouraged with the continued improvement in our sales trend and the positive comparable store sales results that we have realized in September, October and thus far in November.  We realized a 1.9% comp store sales increase in September, a 1.7% increase in October, and we estimate that our comp store sales for November will increase approximately 3% to 4% versus last year.  For the first quarter of fiscal 2006, we are targeting net sales in the $151 million to $152 million range, based on an assumed comparable store sales increase of 3.0% to 3.5% for the quarter, and are targeting earnings per common share (diluted) of between a loss of $(0.08) per share and breakeven ($0.00 per share).

“We are targeting net sales for fiscal 2006 in the $584 to $593 million range, representing sales growth of approximately 4% to 6% over fiscal 2005, based on the planned sales contribution from the full-year impact of our Sears and Kohl’s initiatives, an assumed comparable store sales increase of between 1.5% and 2.5% for the full fiscal year, and planned increases in internet sales and marketing partnership revenue.

“Our targeted sales for fiscal 2006 reflect our plan to open between 20 and 30 new stores during the year, including approximately 8 to 14 new multi-brand stores, and close approximately 65 to 75 stores, with approximately 25 to 30 of these planned store closings related to openings of new multi-brand stores, including our Destination Maternity™ Superstores.  In addition, we now market our Two Hearts™ Maternity collection through leased departments in 574 Sears locations, and distribute our Oh Baby! By Motherhood™ collection through a licensed arrangement at Kohl’s stores throughout the United States and on Kohls.com.    Kohl’s currently operates 732 stores in 41 states.

“We project that our gross margin for fiscal 2006 will be approximately 51.2% of net sales, an increase from our 50.6% gross margin in fiscal 2005, driven by the higher planned gross margins in our own stores, partially offset by the lower planned gross margin of full-year sales from our leased business.  We expect our operating expenses to decrease modestly as a percentage of net sales for fiscal 2006 versus fiscal 2005, primarily as a result of the expense leverage from the full year impact of our Sears and Kohl’s initiatives and our other planned sales increases, as well as a continued sharp focus on expense control.

“Based on these assumptions, we are projecting operating income for fiscal 2006 in the $20.9 million to $23.0 million range, and Adjusted EBITDA (representing operating income before certain non-cash charges) in the $39.5 million to $41.6 million range, representing a projected increase of between 16.5% and 22.7% from our fiscal 2005 Adjusted EBITDA of $33.9 million.  Also, based on these assumptions, we are projecting diluted earnings per common share of between $0.64 and $0.87 per share, which reflects the estimated adverse earnings per share impact of between $0.11 and $0.13 per share due to the required expensing of stock-based compensation as of the beginning of fiscal 2006 pursuant to Statement of Financial Accounting Standards (SFAS) No. 123(R).  Therefore, excluding this non-cash stock-based compensation expense, we are targeting adjusted diluted earnings per share for fiscal 2006 of between $0.75 and $1.00 per share, the same guidance range that we provided in our July 26, 2005 press release, and a significant projected improvement from our diluted loss of $(0.03) per share for fiscal 2005.  In our July 26, 2005 press release, we stated that our target for adjusted diluted earnings per share for fiscal 2006 was between $0.75 and $1.00 per share, and we stated that this range did not reflect the adverse impact, which we had not yet quantified, of the required expensing of stock-based compensation as of the beginning of fiscal 2006.  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment as well as the results from our new initiatives.

“We are planning our fiscal 2006 capital expenditures to be between $12 million and $14 million, compared to $17.6 million for fiscal 2005, primarily for new store openings, expanding and relocating selected stores, store remodelings, and some continued investment in our management information systems and distribution center.  We expect our inventory at fiscal 2006 year end to decrease from fiscal 2005 year end, as we anniversary the increase in inventory from our new initiatives and from intentionally bringing new season merchandise into our stores earlier than the prior year, and as we more tightly plan our inventory levels relative to sales.  Based on these targets and plans, we expect to generate significant positive free cash flow during fiscal 2006.  We are very pleased with our strong financial liquidity.  Although we had modest credit line borrowings from our $60 million credit facility during portions of fiscal 2005, and expect to have modest credit line borrowings at times during fiscal 2006, reflecting seasonal and other timing variations in cash flow, we did not have any outstanding credit line borrowings at the end of fiscal 2005 and expect to have none at the end of fiscal 2006.  Our average level of borrowings under our credit facility was $3.1 million during fiscal 2005.

“Looking forward to fiscal 2007, we expect to generate higher earnings than fiscal 2006, while generating significant positive free cash flow.”

As announced previously, the Company will hold a conference call today at 9:00 a.m. Eastern Time, regarding the Company’s fourth quarter and full year fiscal 2005 earnings, future financial guidance, and certain business initiatives.  You can participate in this conference call by calling (773) 756-0455.  Please call ten minutes prior to 9:00 a.m. Eastern Time.  The passcode for the conference call is “Mothers Work.”  In the event that you are unable to participate in the call, a replay will be available through Tuesday, November 29, 2005 by calling (203) 369-0553.

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  As of September 30, 2005, Mothers Work operates 1,591 maternity locations, including 852 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity™, and 739 leased departments, and sells on the web through its DestinationMaternity.com, maternitymall.com and brand-specific websites.

The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected results of operations and new business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our new initiatives, future sales trends in our existing store base, changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt repurchases, war or acts of terrorism, and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference

MOTHERS WORK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Fourth Quarter Ended		Year Ended
	9/30/05	9/30/04(1)	9/30/05	9/30/04(1)

Net sales	$135,237	$120,995	$561,627	$518,051
Cost of goods sold	71,398	58,354	277,453	242,751

Gross profit	63,839	62,641	284,174	275,300
Selling, general and administrative expenses	69,460	65,490	269,936	252,030

Operating income (loss)	(5,621)	(2,849)	14,238	23,270
Interest expense, net	3,902	3,684	15,293	14,765

Income (loss) before income taxes	(9,523)	(6,533)	(1,055)	8,505
Income tax provision (benefit)	(4,183)	(2,588)	(880)	3,466

Net income (loss)	$(5,340)	$(3,945)	$(175)	$5,039

Net income (loss) per share – basic	$(1.01)	$(0.76)	$(0.03)	$0.97
Average shares outstanding – basic	5,263	5,215	5,242	5,212

Net income (loss) per share – diluted	$(1.01)	$(0.76)	$(0.03)	$0.92
Average shares outstanding – diluted	5,263	5,215	5,242	5,501

(1)   Certain reclassifications have been made to conform to the current year presentation.

Selected Balance Sheet Data

(in thousands, unaudited)

	September 30, 2005	September 30, 2004

Cash and cash equivalents	$3,037	$8,467
Short-term investments	—	6,400
Inventories	105,911	92,743
Property, plant and equipment, net	76,173	78,462
Line of credit borrowings	—	—
Long-term debt	128,102	127,629
Stockholders’ equity	63,328	62,903

MOTHERS WORK, INC. AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Operating Income (Loss) to Adjusted EBITDA(1)

and Operating Income (Loss) Margin to Adjusted EBITDA Margin

(in thousands, except percentages)

(unaudited)

	Fourth Quarter Ended		Year Ended
	9/30/05	9/30/04	9/30/05	9/30/04

Operating income (loss)	$(5,621)	$(2,849)	$14,238	$23,270
Add: depreciation & amortization expense	3,959	3,782	15,502	14,270
Add: loss on impairment of long-lived assets	1,392	1,310	3,165	1,816
Add: loss on disposal of assets	328	895	1,001	1,223
Adjusted EBITDA(1)	$58	$3,138	$33,906	$40,579

Net sales	$135,237	$120,995	$561,627	$518,051

Operating income (loss) margin (operating income (loss) as a percentage of net sales)	(4.2)%	(2.4)%	2.5%	4.5%
Adjusted EBITDA margin (Adjusted EBITDA as a percentage of net sales)	0.0%	2.6%	6.0%	7.8%

(1)  Adjusted EBITDA represents operating income (loss) before deduction for the following non-cash charges: (i) depreciation and amortization expense; (ii) loss on impairment of long-lived assets; (iii) loss on disposal of assets; and (iv) stock-based employee compensation expense (based on the provisions of SFAS 123(R) that are applicable beginning in fiscal 2006).

Reconciliation of Projected Net Income Per Share – Diluted

to Net Income  Per Share – Diluted,

Excluding Stock-Based Employee Compensation Expense

For the Year Ending 9/30/06

Projected net income per share - diluted	$0.64 to 0.87
Add: per share effect of stock-based employee compensation expense under fair value based method per SFAS 123(R)	0.11 to 0.13
Projected net income per share - diluted, excluding stock-based employee compensation expense	$0.75 to 1.00

Reconciliation of Projected Operating Income to Projected Adjusted EBITDA

(in millions, unaudited)

For the Year Ending 9/30/06

Projected operating income	$20.9 to 23.0
Add: projected depreciation & amortization expense	15.8
Add: projected loss on impairment of long-lived assets and loss on disposal of assets	1.7
Add: projected stock-based employee compensation expense	1.1

Projected Adjusted EBITDA	$39.5 to 41.6